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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

Date of earliest event reported:   July 24, 2000



                             SHILOH INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


     Delaware                      0-21964                      51-0347683
-----------------          ------------------------         --------------------
(State or other            (Commission File Number)            (IRS Employer
 jurisdiction of                                             Identification No.)
 incorporation)



      Suite 202, 103 Foulk Road, Wilmington, Delaware                 19803
 ------------------------------------------------------------        ---------
       (Address of principal executive offices)                   (ZIP Code)


Registrant's telephone number, including area code:             (302) 998-0592




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Item 5.  Other Events.

         New Proposed Credit Agreement. On June 30, 2000, Shiloh Industries, Inc. (the "Company") signed a commitment letter with The Chase Manhattan Bank to act as administrative agent for a group of potential lenders in connection with a five-year $300.0 million revolving credit facility. If the Company enters into the new proposed credit agreement, all amounts outstanding under its existing credit agreement would be refinanced and all of its existing obligations under its existing credit agreement would be terminated. The Company cannot provide assurance that the new proposed credit agreement will be consummated.

         Evaluation of Strategic Alternatives. On July 19, 2000, the Company announced that it intends to evaluate strategic alternatives for Canton Die Division and Utica Die Division, two of its tool and die operations, and Valley City Steel Division, its lower value-added steel processing facility. The Company believes rationalizing its tool and die and steel processing operations will enable management to further support its core business strategy and better focus on highly engineered stamping, blanking and modular assembly operations for the automotive sector, while retaining the higher value-added operations of its tool and die and steel processing businesses. The Company plans to announce final decisions regarding the strategic direction of each of these facilities by the end of its fiscal year 2000. While the Company currently anticipates that any of the strategic alternatives it pursues will result in a restructuring charge, it does not anticipate that any such charge will include a material cash component. Pro forma for the acquisition of MTD Automotive, these facilities collectively accounted for 3.2% of the Company's EBITDA for the twelve months ending April 30, 2000.

         Expected Third Quarter Results. On July 19, 2000, the Company also announced that as a result of weak performance by certain tool and die operations, a general softening in the heavy truck sector and reduced volumes of certain light truck and car platforms, its earnings for the third quarter will be lower than expected. Although the Company will disseminate its third quarter results during the week of August 21, 2000, it expects that its earnings per share will be $0.25 per share, representing an EBITDA estimate for its third quarter of fiscal 2000 of approximately $14.8 million.
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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SHILOH INDUSTRIES, INC.
                                        (Registrant)


                                   By: /s/ Craig A. Stacy
                                      ------------------------------------------
                                      Name:  Craig A. Stacy
                                      Its:  Chief Financial Officer

Date: July 24, 2000